Exhibit 99.1

Bank of the Ozarks Assumes Deposits and Purchases Assets of Horizon Bank

LITTLE ROCK, Arkansas – Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today that its wholly-owned bank subsidiary, Bank of the Ozarks, has entered into a purchase and assumption agreement including loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Horizon Bank of Bradenton, Florida.

All former Horizon Bank locations will open at normal banking hours on Monday, September 13, 2010 as Bank of the Ozarks locations and all former Horizon Bank customers will be able to conduct banking business as usual. Bank of the Ozarks will provide banking services to the holders of more than 7,500 former Horizon Bank loan and deposit accounts.

“We are proud of our 107-year tradition of strong and prudent banking practices, and we are ready to deliver the best in friendly, hometown service supported by state-of-the-art technology to our new customers,” said George Gleason, Bank of the Ozarks Chairman and Chief Executive Officer. “Our new customers can rest assured that their deposits are safe and accessible.”

As a result of this agreement, Bank of the Ozarks expands its banking footprint into Florida for the first time. Horizon Bank had operated four banking offices including two offices in Bradenton, Florida; one in Palmetto, Florida; and one in Brandon, Florida.

“We are pleased to enter the Florida market with this strategic acquisition located just south of the Tampa area,” commented Gleason. “Our hallmark personal service and tradition of banking excellence will be extended to our new customers in these new Florida communities. This acquisition provides Bank of the Ozarks an entrée for further expansion in Florida.”

In this transaction, based upon August financial information, Bank of the Ozarks assumed approximately $150 million in deposits and acquired approximately $170 million in assets including approximately $140 million of loans and approximately $6 million of investment securities. Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse Bank of the Ozarks for a portion of the losses it incurs on the disposition of loans and foreclosed real estate. For single family loans and related foreclosed real estate, the FDIC will reimburse Bank of the Ozarks for 80% of losses up to $11.8 million, 30% of losses between $11.8 million and $17.9 million, and 80% of losses in excess of $17.9 million. For non-single family loans and related foreclosed real estate, the FDIC will reimburse Bank of the Ozarks for 80% of losses up to $32.3 million, 0% of losses between $32.3 million and $42.8 million, and 80% of losses in excess of $42.8 million. The net assets were purchased from the FDIC at a discount of $27.0 million. No deposit premium was paid. The valuation and purchase price of acquired assets and liabilities will be finally determined upon completion of appropriate valuation processes.

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Bank of the Ozarks, Inc. has a long history of strong earnings, healthy capital and excellent asset quality. It achieved its ninth consecutive year of record net income in 2009. This is the Company’s third FDIC-assisted transaction in 2010 and the transaction is expected to be accretive to net income, diluted earnings per common share and book value per common share.

“As we have looked at various FDIC-assisted transactions, we have considered some transactions as having more strategic attributes and other transactions as being more financial in nature,” said Gleason. “This transaction is strategic in nature given the favorable attributes of the acquired institution and the long-term prospects and potential of the Tampa area and Florida as a whole.”

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 90 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, seven Texas banking offices, six Georgia banking offices, three Alabama banking offices, two North Carolina banking offices, two South Carolina banking offices, a loan production office in Charlotte, North Carolina and its four newly acquired banking offices in Bradenton (2), Brandon and Palmetto, Florida. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

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